Exhibit 99.1

Blyth, Inc. Subsidiary, ViSalus, Withdraws Initial Public Offering

GREENWICH, Conn., Sept. 26, 2012 /PRNewswire/ -- ViSalus, a subsidiary of Blyth, Inc. (NYSE:BTH), today withdrew its initial public offering due to uncertain market conditions.  ViSalus has achieved Net Sales growth in excess of 450% in the first half of 2012; however, management believes that current market conditions are not conducive to recognizing this level of achievement.  As such, Blyth management supports fully this decision.

Commenting on the ViSalus decision, Robert B. Goergen, Chairman & CEO of Blyth noted, "we are extremely confident in the long-term growth prospects of ViSalus.  Over the past year, Ryan Blair, ViSalus' CEO, has worked with ViSalus' other Founders to put in place a first class management team and the processes and programs necessary to bring ViSalus to the next level of achievement.  We look forward to working with the ViSalus team to continue to build long-term value for Blyth's shareholders."

Blyth, Inc., headquartered in Greenwich, CT, USA, is a direct to consumer business focused on direct selling and direct marketing channels.  We design and market home fragrance products and decorative accessories, as well as weight management products, nutritional supplements and energy drink mixes.  These products are sold through Direct Selling from the home party plan method and network marketing. The Company also designs and markets household convenience items and personalized gifts through the catalog/internet channel, as well as tabletop lighting and chafing fuel for the foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet by PartyLite® and ViSalus Sciences® brands, to consumers in the catalog/Internet channel under the As We Change®, Miles Kimball®, Exposures®, Walter Drake® and Easy Comforts®, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth's products are also sold under the PartyLite brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

CONTACT: Robert H. Barghaus, Chief Financial Officer, +1-203-552-6668 or Jane F. Casey, Vice President, +1-203-552-6619